Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Real Estate Income Fund
333-68948, 811-10491

An annual meeting of the shareholders of the Nuveen Real Estate Income Fund (the Fund) was held on January 20, 2004.

The purpose of the meeting was to

1. elect twelve (12) trustees to serve until their
2. successors shall have been duly elected and
3. qualified;
4. approve or disapprove a new sub-advisory
5. agreement between Security Capital Research
6. & Management Incorporated (the Sub-
7. Adviser) and Nuveen Institutional Advisory
8. Corp. (NIAC) the Funds investment adviser,
9. on behalf of the Fund.


1. Twelve trustees in total were elected by the
2. shareholders, to serve until the next Annual
3. Meeting and until successors shall have been
4. duly elected and qualified.  The Trustees
5. elected to serve are listed below.

William E. Bennett*
Robert P. Bremner
Lawrence H. Brown
Jack B. Evans
Anne E. Impellizzeri*
William L. Kissick*
Thomas E. Leafstrand*
Peter R. Sawers*
William J. Schneider
Judith M. Stockdale
Timothy R. Schwertfeger
Sheila W. Wellington*

As of June 30, 2004, certain trustees have resigned or retired from the Board of Trustees. These trustees are denoted with an asterisk (*). In addition, William C.
Hunter has been appointed to the Board of Trustees.

2.  Approval of sub-advisory agreement:


The number of shares voted in the affirmative:
26,916,173
and
the number of negative votes:  228,789


Proxy materials are herein incorporated by reference to the SEC filing on December 19, 2003, under Conformed Submission Type DEF N-14/A, accession number 0000950124-03-004029.